Pricing Supplement Dated February 27, 2001                        Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)                       File No. 333-55440

                      GENERAL MOTORS ACCEPTANCE CORPORATION

                        Medium-Term Notes - Floating Rate

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Agent:                       Lehman Brothers
Principal Amount:            $50,000,000.00
Agent's Discount
  or Commission:             $47,500.00
Net Proceeds to Company:     $49,952,500.00

Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).

Issue Date:                  03/02/01
Maturity Date:               03/03/03

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Calculation Agent:  GMAC

Interest Calculation:
      /X/  Regular Floating Rate Note

      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           /X/ Prime Rate          / / Federal Funds Rate
                           / / LIBOR (see below)   / / Treasury Rate
                           / / Other
                               (see attached)

      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        / / Telerate Page: 3750

Interest Reset Dates:   Each Business Day to but excluding Maturity Date,
                        except as otherwise described herein.

Interest Payment Dates: Each March 3, June 3, September 3, and December 3,
                        commencing June 3, 2001 and ending March 3, 2003.

Index Maturity:         (See below)
Spread (+/-):           (See below)

Day Count Convention:

       /X/ Actual/360 for the period from March 2, 2001 to March 3, 2003 / / Actual/Actual for the period from / / to / /
       / / 30/360 for the period from / / to / /

Redemption:

      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.

Repayment:

      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %

Currency:

      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:

Form:  /X/  Book-Entry              / /  Certificated

                                   INTEREST RESET

     Reset periods. A "Reset Period" shall mean each of the following periods; Daily from and including March 2, 2001 to, but excluding, the stated Maturity Date of the Notes.

     Interest Rate. The per annum rate of interest for each Reset Period will be
(i) The Prime Rate (as defined in the accompanying Prospectus) plus (ii) a spread (the "Spread"), determined as described above. The Spread will be minus 230 basis points. The Interest Rate during each Reset Period will reset each Business Day (each an "Interest Reset Date") to but excluding the Maturity Date, provided, however, the Interest Rate in effect for the two Business Days preceding each Interest Payment Date will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date. The Interest Determination Date with respect to each Interest Reset Date will be the Business Day immediately preceding such Interest Reset Date. The Interest Payment Dates, with respect to each Reset Period will be on each March 3, June 3, September 3, December 3, with the first Interest Payment Date being June 3, 2001.

     Except as may otherwise be specified with respect to any subsequent Reset Period, interest payable on the Notes will include interest accrued from and including the Issue Date or from and including the last Interest Payment Date to which interest has been paid to, but excluding, the next succeeding Interest Payment Date, or Maturity Date, as the case may be.

     The Calculation Agent will, upon the request of the holder of any Notes, provide the interest rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.

                              PLAN OF DISTRIBUTION

     Lehman Brothers has purchased the Notes as principal at a price equal to 99.905% of the aggregate principal amount for resale to investors and other purchasers at a price equal to 100% of the principal thereof. After the initial public offering, the public offering price and concession may be changed.

                            U.S. FEDERAL INCOME TAXES

     THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCE DESCRIBED ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.